AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 11, 1997
                                                         REGISTRATION NO. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                              _________________
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                              _________________
                        ASSISTED LIVING CONCEPTS, INC.
            (Exact name of registrant as specified in its charter)

          NEVADA                                           93-1148702
   (State or other jurisdiction                            (IRS Employer
of incorporation or organization)                      Identification Number)


                        9955 S.E. WASHINGTON, SUITE 201
                            PORTLAND, OREGON 97216
                                (503) 252-6233
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                STEPHEN GORDON
                            CHIEF FINANCIAL OFFICER
                        9955 S.E. WASHINGTON, SUITE 201
                            PORTLAND, OREGON 97216
                                (503) 252-6233
 (Name, address, including zip code, telephone number, including area code, of agent for service)

                                  COPIES TO:
                               Gary Olson, Esq.
                               Latham & Watkins
                      633 West Fifth Street - Suite 4000
                        Los Angeles, California  90071
                                (213) 485-1234
                              _________________

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective, depending on market conditions.

          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
====================================================================================================================================
          Title of Each                                                    Proposed Maximum      Proposed Maximum        Amount of
       Class of Securities                                Amount to be      Offering Price      Aggregate Offering      Registration
        to be Registered                                   Registered         Per Unit              Price(1)               Fee(2)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, par value $0.01 per share

Debt Securities Issuable in Series and Preferred Stock       (4)                $(4)            $150,000,000            $45,454
  issuable in Series (3)................................
====================================================================================================================================


(1) In no event will aggregate maximum offering price of all securities offered pursuant to this Registration Statement exceed $150,000,000, or if any debt securities are issued with original discount, such greater amount as shall result in an aggregate offering price of $150,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(2) Determined pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3) There is also being registered hereunder an indeterminate number of shares of Common Stock as may be issued upon conversion of the Debt Securities or Preferred Stock registered hereby.
(4) Not applicable pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933, as amended.

                              ________________

          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

Prospectus        Subject To Completion, Dated September 11, 1997

                                  SECURITIES
                        ASSISTED LIVING CONCEPTS, INC.

     Assisted Living Concepts, Inc., a Nevada Corporation (the "Company"), may offer from time to time, in one or more series, its debt securities (the "Debt Securities"), shares of its Preferred Stock, $.01 par value per share (the "Preferred Stock"), and shares of its Common Stock, $.01 par value per share (the "Common Stock"). The Debt Securities, Preferred Stock and Common Stock are collectively referred to herein as the "Securities." The Securities will have an aggregate offering price of up to $150,000,000 and will be offered on terms to be determined at the time of the offering.

     In the case of Debt Securities, the specific title, the aggregate principal amount, the ranking, the purchase price, the maturity, the rate and time of payment of any interest, any redemption or sinking fund provisions, any conversion provisions and any other specific term of the Debt Securities will be set forth in an accompanying supplement to this Prospectus (the "Prospectus Supplement"). In the case of Preferred Stock, the specific number of shares, designation, stated value per share, liquidation preference per share, issuance price, dividend rate (or method of calculation), dividend payment dates, any redemption or sinking fund provisions, any conversion rights and other specific terms of the series of Preferred Stock will be set forth in an accompanying Prospectus Supplement. In the case of Common Stock, the specific number of shares and issuance price per share will be set forth in an accompanying Prospectus Supplement. The Prospectus Supplement will also disclose whether the Securities will be listed on a national securities exchange and, if they are not to be listed, the possible effects thereof on their marketability.

     The Securities may be sold: (i) directly by the Company; (ii) through underwriting syndicates represented by one or more managing underwriters, or through one or more underwriters without a syndicate; and (iii) through agents designated from time to time. The names of any underwriters or agents of the Company involved in the sale of the Securities in respect of which this Prospectus is being delivered and any applicable commissions or discounts will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." The net proceeds to the Company from such sale will be set forth in the Prospectus Supplement.

     The Company's Common Stock is traded on the American Stock Exchange (the "AMEX") under the symbol "ALF." On September 10, 1997, the closing sale price of the Common Stock on the AMEX was $18.00 per share.

     SEE "RISK FACTORS" COMMENCING ON PAGE 4 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            __________________

     THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                THE DATE OF THIS PROSPECTUS IS SEPTEMBER  , 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the New York Regional Office of the Commission, Seven World Trade Center, Suite 1300, New York, New York 10048, and at the Chicago Regional Office of the Commission, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports and other information may also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006. The Commission also maintains a World Wide Web Site that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission, at http://www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. The Prospectus and any accompanying Prospectus Supplement do not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Securities, reference is hereby made to the Registration Statement including the exhibits and schedules thereto. Statements contained in this Prospectus and any accompanying Prospectus Supplement concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference to the copy of the applicable document filed with the Commission. The Registration Statement including the exhibits and schedules thereto, may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. and copies of it or any part thereof may be obtained from such office, upon payment of the fees prescribed by the Commission.

                          FORWARD LOOKING STATEMENTS

     The forward looking statements and comments contained in this Prospectus concerning, among other things, the prospects for the Company to grow and operate profitably, are necessarily subject to risks and uncertainties, some of which are significant in scope and nature. Actual results will be dependent upon many factors the outcome of which cannot be predicted as of the date of this Prospectus. The Company believes that it has summarized the most significant of such factors of which it is aware under the caption "Risk Factors." Accordingly, prospective investors should carefully consider such Risk Factors, which are provided commencing on Page 4 of this Prospectus in addition to the other information provided herein.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Commission, are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997,
(iii) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, (iv) the Company's Current Report on Form 8-K dated July 24, 1997 and (v) the description of the Company's Capital Stock contained in the Company's Registration Statement on Form 8-A dated November 17, 1994. In addition, each document filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of the offering of Securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date such document is filed with the Commission.

     Any statement contained herein, or any document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of the Registration Statement or this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference. This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents (other than exhibits to such documents which are not specifically incorporated by reference into such documents) are available without charge, upon written or oral request by any person to whom this Prospectus has been delivered, from Stephen Gordon, Chief Financial Officer, 9955 S.E. Washington, Suite 201, Portland, Oregon 97216.

                                 RISK FACTORS

     In addition to the other information contained in this Prospectus and in an accompanying Prospectus Supplement, prospective investors should consider carefully the following factors before purchasing any of the Securities offered hereby.

ANTICIPATED OPERATING LOSSES FOR NEW RESIDENCES

     The Company anticipates that each residence will have an operating loss (prior to depreciation, rent or interest, if any) of $10,000 during the first three to four months of operation. To the extent the Company sells a residence and leases it back or otherwise finances it, the aggregate loss may increase by up to an additional $120,000. The Company currently plans to open 50 to 60 residences in 1997, of which twenty-nine had received certificates of occupancy by July 31, 1997. The Company estimates that the aggregate losses to be incurred during 1997 due to start-up residences could range from $1.7 million to $2.4 million. The success of the Company's future operations is directly tied to the expansion of its operational base. There can be no assurance that the Company will not experience unforeseen expenses, difficulties, complications and delays in connection with the expansion of its operational base which could have a material adverse effect on the Company's financial condition and results of operations.

NO ASSURANCE AS TO ABILITY TO DEVELOP OR ACQUIRE ADDITIONAL ASSISTED LIVING RESIDENCES

     The Company's prospects for growth are directly affected by its ability to develop and, to a lesser extent, acquire additional assisted living residences. While the Company currently plans to open 50 to 60 residences per year in each of 1997 and 1998, there can be no assurance that such residences will be completed. The success of the Company's growth strategy will also depend upon, among other factors, the Company's ability to obtain government licenses and approvals, the Company's ability to obtain financing and the competitive environment for development and acquisitions. The nature of such licenses and approvals and the timing and likelihood of obtaining them vary widely from state to state, depending upon the residence, or its operation, and the type of services to be provided. The successful development of additional assisted living residences will involve a number of risks, including the possibility that the Company may be unable to locate suitable sites at acceptable prices or may be unable to obtain, or may experience delays in obtaining, necessary zoning, land use, building, occupancy, and other required governmental permits and authorizations. The Company is dependent upon these permits and authorizations to construct and operate its residences and any delay or inability to obtain such permits could adversely affect the results of operations. The Company may also incur construction costs that exceed original estimates, may not complete construction projects on schedule and may experience competition in the search for suitable development sites. The Company relies on third-party general contractors to construct its new assisted living facilities. There can be no assurance that the Company will not experience difficulties in working with general contractors and subcontractors, which could result in increased construction costs and delays. Further, facility development is subject to a number of contingencies over which the Company will have little control and that may adversely affect project cos and completion time, including shortages of, or the inability to obtain, labor or materials, the inability of the general contractor or subcontractors to perform under their contracts, strikes, adverse weather conditions and change in applicable laws or regulations or in the method of applying such laws and regulations. Accordingly, if the Company is unable to achieve its development plans, its business, financial condition and results of operations could be adversely affected. There can be no assurance that the Company will be successful in developing or acquiring any particular residence, that the Company's rapid expansion will not adversely affect its operations or that any residences developed or acquired by the Company will be successful. The various risks associated with the Company's development or acquisition of assisted living residences and uncertainties regarding the profitability of such operations could have a material adverse effect on the Company's financial condition and results of operations.

NEED FOR ADDITIONAL FINANCING TO FUND FUTURE DEVELOPMENT AND ACQUISITIONS

     To achieve its growth objectives, the Company will need to obtain sufficient financial resources to fund its development, construction and acquisition activities. The estimated cost to complete and fund start-up losses for the new facilities that will be developed by December 31, 1998 is between $280 million and $336 million; accordingly, the Company's future growth will depend on its ability to obtain additional financing on acceptable terms. The Company will, from time to time, seek additional funding through public and/or private financing sources, including equity and/or debt financing. If additional funds are raised by issuing equity securities, the Company's stockholders may experience dilution. There can be no assurance that adequate funding will be available as needed or on terms acceptable to the Company. A lack of available funds may require the Company to delay or eliminate all or some of its development projects and acquisition plans.

     The Company's aggregate annual fixed debt and lease payment obligations currently total approximately $16.4 million. These fixed payment obligations will significantly increase as the Company pursues its development plan. Failure to meet these obligations may result in the Company being in default of its financing agreements and, as a consequence, the Company may lose its ability to operate any individual residence or other residences which may be cross-defaulted. There can be no assurance that the Company will generate sufficient cash flow to meet its current or future obligations. The Company has not historically covered its fixed charges with earnings. In addition, the Company anticipates there is a risk that, upon completion of construction, permanent financing for newly developed residences may not be available or may be available only on terms that are unfavorable or unacceptable to the Company.

GEOGRAPHIC CONCENTRATION; DEPENDENCE ON STATE MEDICAID WAIVER PROGRAMS

     As of July 31, 1997, approximately 38.5% of the Company's properties are located in the State of Texas, approximately 20.8% are located in the State of Oregon; approximately 14.6% are located in the State of Ohio and approximately 11.5% are located in the State of Washington. Consequently, the Company is dependent on the economies of Texas, Oregon, Ohio and Washington and, to a certain extent, on the continued funding of state Medicaid waiver programs. During the six months ended June 30, 1997 and the years ended 1996 and 1995, direct payments received from state Medicaid agencies accounted for approximately 11.1%, 13.8% and 21.4% respectively of the Company's revenue while the tenant-paid portion of Medicaid residents accounted for approximately 5.9%, 6%, 8% and 10% of the Company's revenue during these periods. The Company expects that state Medicaid reimbursement programs will constitute a significant source of revenue for the Company. The Company intends to continue developing and operating assisted living residences in other states. Adverse changes in general economic factors affecting these states' respective health care industries or in these states' laws and regulatory environment, including Medicaid reimbursement rates, could have a material adverse effect on the Company's financial condition and results of operations.

POSSIBLE VOLATILITY OF STOCK PRICE

     The market price of the Securities could be subject to significant fluctuations in response to various factors and events, including the liquidity of the market for the Securities, variations in the Company's operating results, new statutes or regulations or changes in the interpretation of existing statutes or regulations affecting the health care industry generally or assisted living residence businesses in particular. In addition, the stock market in recent years has experienced broad price and volume fluctuations that often have been unrelated to the operating performance of particular companies. These market fluctuations also may adversely affect the market price of the Securities.

DEPENDENCE ON SENIOR MANAGEMENT AND SKILLED PERSONNEL

     The Company depends, and will continue to depend, upon the services of Dr. Wilson, its Chief Executive Officer and President, Connie Baldwin, its Director of Operations and Stephen Gordon, its Chief Administrative Officer and Chief Financial Officer. The Company has entered into an employment agreement with Dr. Wilson and has obtained a $500,000 key employee insurance policy covering her life. The Company is also dependent upon its ability to attract and retain management personnel who will be responsible for the day-to-day operations of each residence. The loss of the services of any or all of such officers or the Company's inability to attract additional management personnel in the future could have a material adverse effect on the Company's financial condition or results of operations.

DEPENDENCE ON REIMBURSEMENT BY THIRD-PARTY PAYORS

     A portion of the Company's revenues will be dependent upon reimbursement from third-party payors, including state Medicaid programs and private insurers. For the six months ended June 30, 1997 and years ended December 31, 1996 and 1995, the Company received, as a percentage of total revenue, under Medicaid programs 11.1%, 13.8% and 21.4%, respectively. Furthermore, there can be no assurance that the Company's proportionate percentage of revenue received from Medicaid programs will not increase. The revenues and profitability of the Company will be affected by the continuing efforts of governmental and private third-party payors to contain or reduce the costs of health care by attempting to lower reimbursement rates, increasing case management review of services and negotiating reduced contract pricing. In an attempt to reduce the federal and certain state budget deficits, there have been, and management expects that there will continue to be, a number of proposals to limit Medicaid reimbursement in general. Adoption of any such proposals at either the federal or the state level could have a material adverse effect on the Company's business, financial condition, results of operations and prospects.

GOVERNMENT REGULATION

     Health care is an area of extensive and frequent regulatory change. Changes in the laws or new interpretations of existing laws can have a significant effect on methods of doing business, costs of doing business and amounts of reimbursement from governmental and other payors. The Company is and will continue to be subject to varying degrees of regulation and licensing by health or social service agencies and other regulatory authorities in the various states and localities in which it operates or intends to operate. As a provider of services under the Medicaid program in the United States, the Company is subject to Medicaid fraud and abuse law, violations of which may result in civil and criminal penalties and exclusions from participation in the Medicaid program. The Company at all times attempts to comply with all applicable fraud and abuse laws; however, there can be no assurance that administrative or judicial interpretation of existing laws or regulations will not have a material adverse effect on the Company's operations or financial condition.

     The success of the Company will be dependent in part upon its ability to satisfy the applicable regulations and requirements and to procure and maintain required licenses. The Company's operations could also be adversely affected by, among other things, regulatory developments such as mandatory increases in the scope and quality of care to be afforded residents and revisions in licensing and certification standards. Currently, no federal rules explicitly define or regulate assisted living. In addition, federal and state laws currently exist restricting health care providers from referring patients to affiliated entities. The Company believes that its operations do not presently violate these referral laws. However, there can be no assurance that federal, state or local laws or regulatory procedures which might adversely affect the Company's business, financial condition, results of operations or prospects will not be expanded or imposed.

STAFFING AND LABOR COSTS

     The Company will compete with other providers of long-term care with respect to attracting and retaining qualified personnel. The Company will also be dependent upon the available labor pool of low-wage employees. A shortage of nurses and/or trained personnel may require the Company to enhance its wage and benefits package in order to compete. No assurance can be given that the Company's labor costs will not increase, or that, if they do increase, they can be matched by corresponding increases in revenues.

COMPETITION

     The long-term care industry is highly competitive and the Company expects that the assisted living business, in particular, will become more competitive in the future. The Company will be competing with numerous other companies providing similar long-term care alternatives, such as home health agencies, life care at home, community-based service programs, retirement communities and convalescent centers. The Company expects that as assisted living receives increased attention and the number of states which include assisted living in their Medicaid waiver programs increases, competition will grow from new market entrants, including publicly and privately held companies focusing primarily on assisted living. Nursing facilities that provide long-term care services are also a source of competition to the Company. Moreover, in the implementation of the Company's expansion program, the Company expects to face competition for development and acquisitions of assisted living residences. Some of the Company's present and potential competitors are significantly larger and have, or may obtain, greater financial resources than those of the Company. Consequently, there can be no assurance that the Company will not encounter increased competition in the future which could limit its ability to attract residents or expand its business and could have a material adverse effect on the Company's financial condition, results of operations and prospects.

DIFFICULTIES OF MANAGING RAPID GROWTH

     The Company expects that the number of residences which it owns, leases or otherwise operates will increase substantially as it pursues its growth strategy. This rapid growth will place significant demands on the Company's management resources. The Company's ability to manage its growth effectively will require it to continue to expand its operational, financial and management information systems and to continue to attract, train, motivate, manage and retain key employees. If the Company is unable to manage its growth effectively, its business, financial condition and results of operations could be adversely affected.

LIABILITY AND INSURANCE

     The provision of health care services entails an inherent risk of liability. In recent years, participants in the long-term care industry have become subject to an increasing number of lawsuits alleging malpractice or related legal theories, many of which involve large claims and significant defense costs. The Company currently maintains liability insurance intended to cover such claims and the Company believes that its insurance is in keeping with industry standards. There can be no assurance, however, that claims in excess of the Company's insurance coverage or claims not covered by the Company's insurance coverage (e.g., claims for punitive damages) will not arise. A successful claim against the Company not covered by, or in excess of, the Company's insurance coverage could have a material adverse effect upon the Company's financial condition and results of operations. Claims against the Company, regardless of their merit or eventual outcome, may also have a material adverse effect upon the Company's ability to attract residents or expand its business and would require management to devote time to matters unrelated to the operation of the Company's business. In addition, the Company's insurance policies must be renewed annually. There can be no assurance that the Company will be able to obtain liability insurance coverage in the future or that, if such coverage is available, it will be available on acceptable terms.

ENVIRONMENTAL RISKS

     Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be held liable for the cost of removal or remediation of certain hazardous or toxic substances, including, without limitation, asbestos-containing materials, that could be located on, in or under such property. Such laws and regulations often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. The costs of any required remediation or removal of these substances could be substantial and the liability of an owner or operator as to any property is generally not limited under such laws and regulations and could exceed the property's value and the aggregate assets of the owner or operator. The presence of these substances or failure to remediate such substances properly may also adversely affect the owner's ability to sell or rent the property, or to borrow using the property as collateral. Under these laws and regulations, an owner, operator or an entity that arranges for the disposal of hazardous or toxic substances, such as asbestos-containing materials, at a disposal site may also be liable for the costs of any required remediation or removal of the hazardous or toxic substances at the disposal site. In connection with the ownership or operation of its properties, the Company could be liable for these costs, as well as certain other costs, including governmental fines and injuries to persons or properties. As a result, the presence, with or without the Company's knowledge, of hazardous or toxic substances at any property held or operated by the Company, or acquired or operated by the Company in the future, could have an adverse effect on the Company's business, financial condition and results of operations. Environmental audits performed on the Company's properties have not revealed any significant environmental liability that management believes would have a material adverse effect on the Company's business, financial condition or results of operations. No assurance can be given that existing environmental audits with respect to any of the Company's properties reveal all environmental liabilities.

DIVIDEND POLICY

     The Company has never declared or paid any dividends on its Common Stock. The Company expects to retain any earnings to finance the operations and expansion of the Company's business. Certain Trust Deed Notes, payable to the State of Oregon Housing and Community Service Department restrict the payment of cash dividends in certain circumstances and it is anticipated that the terms of future debt financings may do so as well. Therefore, the payment of any cash dividends on the Common Stock is unlikely in the foreseeable future.

                                  THE COMPANY

     Assisted Living Concepts, Inc. (the "Company") develops, owns, leases and operates assisted living residences, an increasingly popular form of housing for senior citizens who, although generally ambulatory, need help with the activities of daily living. In addition to housing, the Company provides personal care and support services, and makes available routine nursing services (as permitted by applicable government regulations) designed to meet the needs of its residents. The Company believes that this combination of housing, personal care and support services provides a cost-efficient alternative and provides an independent lifestyle for individuals who do not require the broader array of medical services that nursing facilities are required by law to provide.

     The Company was founded in July 1994 by Dr. Keren B. Wilson, the Company's Chief Executive Officer and President, to develop, own, lease and operate assisted living residences. The Company completed its initial public offering in November 1994 and immediately began operating five assisted living residences containing an aggregate of 137 units. As of December 31, 1996, the Company licensed or had certificates of occupancy for 71 assisted living residences containing an aggregate of 2,382 units. As of July 31, 1997, the Company had certificates of occupancy for 96 assisted living residences containing an aggregate of 3,481 units.

     Currently, all the Company's residences are located in small communities in Oregon, Washington, Texas, Idaho, Ohio and New Jersey. Of the 96 residences that had certificates of occupancy as of July 31, 1997, 47 residences (1,720 units) were owned and 49 residences (1,761 units) were leased. The Company is currently developing and, to a lesser extent, seeking to acquire additional assisted living residences in small communities in Oregon, Washington, Texas, Idaho, New Jersey, Ohio and other states with regulatory and reimbursement climates that the Company believes are favorable. As of July 31, 1997, the Company had commenced construction on 35 residences (approximately 1,364 units). In addition, at such date, the Company had entered into land purchase option agreements for the development of 25 residences. The Company generally does not acquire sites for development until it has completed its feasibility analysis and appropriate zoning has been obtained. Capital expenditures for 1997, which relate primarily to the development of new residences are expected to be between $140 million and $168 million, of which $61 million had been expended through June 30, 1997.

     The Company is a Nevada corporation and its principal executive offices are located at 9955 S.E. Washington, Suite 201, Portland, Oregon 97216, telephone number (503) 252-6233.

RECENT DEVELOPMENTS

     On September 8, 1997, the Company agreed in principle to acquire all of the 4,853,500 outstanding shares of Home and Community Care Inc. ("HCI") for $1 per share to be paid in the Company's Common Stock and to assume approximately $4.9 million of HCI's debt. HCI shareholders will be entitled to receive additional compensation depending upon how many of HCI's 39 residences under development are completed. For each completed residence, HCI shareholders will receive an additional $300,000 in the Company's Common Stock or in cash. HCI currently has 39 assisted living residences under development (1,567 units) in five states. These residences are very similar in design to the Company's existing residences and are located in local markets which are similar to those targeted by the Company. In addition, HCI has an existing home health-care, hospice and durable medical equipment businesses with annualized revenues approaching $6 million. With this acquisition, the Company expects to make available home health, hospice and durable medical equipment services to the majority of its residences.

     The Boards of Directors of the Company and HCI have approved the agreement in principle. The Company and HCI are completing negotiations on the final terms of a definitive acquisition agreement. The HCI acquisition will not be consummated unless, among other things, the definitive acquisition agreement has been approved by the Board of Directors of each of the Company and HCI and by the stockholders of HCI. The parties contemplate closing the merger in October 1997.

     In anticipation of the merger, Mr. William McBride III, Chairman of the Board of Directors and one of the founders of the Company as well as the current Chief Executive Officer of HCI, has been appointed the new Chief Executive Officer of the Company. Dr. Keren Brown Wilson, who was the President and Chief Executive Officer of the Company, has been named its new President and Chief Operating Officer and also was elected by the Company's Board of Directors as Vice Chairman. Dr. Wilson will also serve as Chief Executive Officer and President of Assisted Living Concepts Services, a wholly owned subsidiary of the Company, which will manage the development and operations of all of the Company's assisted-living residences. The Company is forming another subsidiary which will manage the home health, hospice and durable medical equipment operations. The Company is considering reorganizing so that Assisted Living Concepts, Inc. serves as a holding company with its assets held by its wholly owned subsidiaries. The Company may be seeking shareholder approval in such event.

     Mr. Andre Dimitriadis has recently resigned from the Board of Directors of the Company. The Board of Directors of the Company has elected Ms. Gloria Cavanaugh, executive director of American Society on Aging, to the Board to replace Mr. Dimitriadis.

     Certain members of the Board of Directors of the Company serve as directors of or are stockholders of HCI. Mr. McBride, the new Chief Executive Officer of the Company, and Mr. Dimitradis, until recently a director of the Company, each owns 675,723 shares, or 13.92%, of HCI's common stock and each serves as a director and officer of HCI. Dr. Wilson, the new President and Chief Operating Officer of the Company, together with her spouse, owns 229,287 shares, or 4.72%, of HCI's common stock. The agreement in principle relating to the HCI acquisition was approved by the independent members of the Board of Directors of the Company.

     To assist in financing the development of the Company's residences as well as the HCI residences, the Company has entered into a $70 million commitment for sale-leaseback financing with LTC Properties Inc. ("LTC"). This commitment is in addition to the $50 million commitment that HCI had previously received from LTC for construction and permanent financing, which will be transferred to the Company as part of the merger.

                      RATIO OF EARNINGS TO FIXED CHARGES

     Set forth below is the ratio of earnings to fixed charges for the Company and its predecessor for the periods indicated:

          PREDECESSOR                              THE COMPANY
--------------------------------  -----------------------------------------------
YEARS ENDED           ELEVEN                      YEARS ENDED     SIX MONTHS
DECEMBER 31,       MONTHS ENDED    MONTH ENDED    DECEMBER 31,       ENDED
---------------    NOVEMBER 30,    DECEMBER 31,  --------------     JUNE 30,
1992      1993        1994            1994(2)     1995(2)  1996      1997
----      ----     ------------    -----------   -------   ----   ----------
1.08      1.74      1.71               --          --     .07       .75

______________
(1) The historical earnings do not include Preferred Stock dividends as no shares of Preferred Stock were outstanding for the periods presented.
(2) For the one month period ended December 31, 1994 and the year ended December 31, 1995, fixed charges exceeded earnings by $64,000 and $1,152,000, respectively.

                                USE OF PROCEEDS

     Unless otherwise specified in the Prospectus Supplement which accompanies this Prospectus, the net proceeds from the sale of the Securities offered from time to time hereby will be used for repayment of outstanding amounts under the Company's temporary construction financing arrangements and development of additional health care facilities.

                  DESCRIPTION OF THE COMPANY'S CAPITAL STOCK

     The summary of the terms of the capital stock of the Company set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Articles of Incorporation (the "Charter") and By-Laws of the Company, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. See "Available Information."

GENERAL

     The Company's Articles of Incorporation authorized 80,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share. As of July 31, 1997, the Company had 11,043,512 shares of Common Stock issued and outstanding and no outstanding shares of Preferred Stock.

COMMON STOCK

     Each holder of Common Stock is entitled to one vote for each share owned of record on all matters voted upon by shareholders, and a majority vote is required for all action to be taken by shareholders. Cumulative voting of shares is prohibited. Accordingly, the holders of a majority of the voting power of the shares voting for the election of directors can elect all of the directors if they choose to do so. The Common Stock bears no preemptive rights, and is not subject to redemption, sinking fund or conversion provisions. The shares of Common Stock offered hereby will be, when issued and paid for, fully paid and non-assessable.

     Holders of Common Stock are entitled to receive dividends if, as and when declared by the Company's Board of Directors out of funds legally available therefor, subject to the dividend and liquidation rights of any preferred stock that may be issued (and subject to any dividend restriction contained in any credit facility which the Company may enter into in the future) and distributed pro rata in accordance with the number of shares of Common Stock held by each shareholder. See "Risk Factors--Dividend Policy."

     The Common Stock is listed on the American Stock Exchange. The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

PREFERRED STOCK

     Shares of Preferred Stock may be issued from time to time by the Board of Directors of the Company, without stockholder approval, in such series and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other provisions, as may be fixed by the Board of Directors when designating any such series.

     The Preferred Stock and the variety of characteristics available for it offers the Company flexibility in financing and acquisition transactions. An issuance of Preferred Stock could dilute the book value or adversely affect the relative voting power of the Common Stock. The issuance of such shares could be used to enable the holder to block such a transaction. Although the Board of Directors is required when issuing such stock to act based on its judgment as to the best interests of the stockholders of the Company, the Board could act in a manner which would discourage or prevent a transaction some stockholders might believe is in the Company's best interests or in which stockholders could or would receive a premium for their shares of Common Stock over the market price.

     The Company's Board of Directors has authority to classify or reclassify authorized but unissued shares of Preferred Stock by setting or changing the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption of stock.

RIGHTS PLAN

     On June 12, 1997, the Board of Directors of the Company declared a dividend of one preferred share purchase right (each a "Right" and collectively the "Rights") on each outstanding share of the Company's common stock, $0.01 par value per share (the "Common Stock"), payable to shareholders of record on June 30, 1997. Each Right will entitle the holder thereof after the Rights become exercisable and until June 30, 2007 (or the earlier redemption, exchange of termination of the Rights), to buy one one-hundredth of a share of Series A Junior Participating Preferred Stock (the "Series A Preferred Stock") at an exercise price of $54.00, subject to certain anti-dilution adjustments (the "Purchase Price"). The Rights will be represented by the Common Stock certificates and will not be exercisable or transferable apart from the Common Stock until the earlier of (i) the tenth day after the public announcement that a Person (defined as any individual or entity) or group has become an Acquiring Person (a Person who has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the Common Stock) or (ii) the tenth day after a Person or group commences, or announces an intention to commence, a tender or exchange offer, the consummation of which would result in the beneficial ownership by a Person or group of 15% or more of the Common Stock (the earlier of (i) and (ii) is referred to herein the "Distribution Date"). Prior to the Distribution Date, the Company's Board of Directors has the power, under certain circumstances, to postpone the Distribution Date. Separate certificates representing the Rights will be mailed to holders of the Common Stock as of the Distribution Date. The Rights will first become exercisable on the Distribution Date, unless earlier redeemed or exchanged, and may then begin trading separately from the Common Stock. The Rights will at no time have any voting rights.

     In the event that a Person becomes an Acquiring Person (except pursuant to certain cash offers for all outstanding Common Stock approved by the Board of Directors of the Company) or if the Company were the surviving corporation in a merger and its Common Stock were not changed or exchanged, each holder of a Right, other than Rights that are or were acquired or beneficially owned by the Acquiring Person (which Rights will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the then-current exercise price of one Right. With certain exceptions, in the event that (i) the Company were acquired in a merger or other business combination transaction in which the Company is not the surviving corporation or its Common Stock is changed or exchanged (other than a merger which follows certain cash offers for all outstanding Common Stock approved by the Board of Directors of the Company) or (ii) more than 50% of the Company's assets or earning power were sold, proper provision shall be made so that each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise thereof, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then-current exercise price of one Right.

     At any time after a Person has become an Acquiring Person and prior to the acquisition of 50% or more of the then-outstanding Common Stock by such Acquiring Person, the Board of Directors of the Company may cause the Company to acquire the Rights (other than Rights owned by an Acquiring Person which have become void), in whole or in part, in exchange for that number of shares of Common Stock having an aggregate value equal to the excess of the value of the Common Stock issuable upon exercise of a Right after a Person becomes an Acquiring Person over the Purchase Price.

     The Rights are redeemable at $0.01 per Right prior to the first date of public announcement that a Person or group has become an Acquiring Person. Prior to the expiration of the period during which the Rights may be redeemed, the Board of Directors of the Company has the power, under certain circumstances, to extend the redemption period. The Rights will expire on June 12, 2007 (unless earlier redeemed or exchanged). American Stock Transfer & Trust Company is the Rights Agent. Under certain circumstances set forth in the Rights Agreement, the decision to redeem or to lengthen or shorten the redemption period shall require the concurrence of a majority of the Continuing Directors (as defined below).

     The term "Continuing Directors" means any member of the Board of Directors of the Company who was a member of the Board of Directors prior to the time that any Person becomes an Acquiring Person, and any person who is subsequently elected to the Board of Directors if such person is recommended or approved by a majority of the Continuing Directors. Continuing Directors do not include an Acquiring Person, or an affiliate or associate of an Acquiring Person, or any representative of the foregoing.

     The Purchase Price payable, and the number of shares of Series A Preferred Stock or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock, (ii) upon the grant to holders of the Series A Preferred Stock of certain rights or warrants to subscribe for or purchase the Series A Preferred Stock or convertible securities at less than the current market price of the Series A Preferred Stock or (iii) upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness, cash, securities or assets (excluding regular periodic cash dividends at a rate not in excess of 125% of the last regular periodic cash dividend theretofore paid, or in case regular periodic dividends have not theretofore been paid, at a rate not in excess of 50% of the average net income per share of the Company for the four quarters ended immediately prior to the payment of such dividend, or dividends payable in the Series A Preferred Stock) or of subscription rights or warrants (other than those referred to above). No adjustments in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price.

     As of June 30, 1997, after giving effect to the stock split described above, there were 11,043,512 shares of Common Stock outstanding. One Right was distributed to shareholders of the Company for each share of Common Stock owned of record by them on June 30, 1997 after giving effect to the stock split described above. As long as the Rights are attached to the Common Stock, the Company will issue one Right with each new share of Common Stock so that all such shares will have attached Rights. The Company has reserved 800,000 shares of Series A Preferred Stock for issuance upon exercise of the Rights.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors prior to the time that a Person or group has become an Acquiring Person, as the Rights may be redeemed by the Company at $0.01 per Right prior to such time.

     The Rights Agreement dated as of June 12, 1997, between the Company and the Rights Agent specifying the terms of the Rights, and the form of a letter to be sent to the holders of the Common Stock explaining the

Rights, are attached hereto as exhibits and are incorporated herein by reference. The foregoing description of the Rights is qualified by reference to such exhibits.

RESTRICTIONS ON BUSINESS COMBINATIONS AND CORPORATE CONTROL

     The Nevada General Corporation Law ("NGCL") contains provisions restricting the ability of a corporation to engage in business combinations with an "interested shareholder." Under the NGCL, except under certain circumstances, business combinations are not permitted for a period of three years following the date such shareholder became an interested shareholder. The NGCL defines an "interested shareholder," generally, as a person who beneficially owns 10% or more of the outstanding shares of a corporation's voting stock.

     In addition the NGCL generally disallows the exercise of voting rights with respect to "control shares" of an "issuing corporation" (as defined in the NGCL). "Control shares" are the voting shares of an issuing corporation acquired in connection with the acquisition of a "controlling interest." "Controlling interest" is defined in terms of threshold levels of voting share ownership, which, when crossed, trigger application of the voting bar with respect to the newly acquired shares. The NGCL also permits directors to resist a change or potential change in control of the corporation if the directors determine that such a change is opposed to or not in the best interest of the corporation.

LIMITATIONS ON DIRECTORS LIABILITY

     The Articles of Incorporation limit the liability of directors and officers to the Company or its shareholders to the fullest extent permitted by the NGCL. The inclusion of this provision in the Articles of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its shareholders.

                        DESCRIPTION OF DEBT SECURITIES

     The Debt Securities are to be issued under an indenture (the "Indenture") to be executed by the Company and Harris Trust and Savings Bank, as trustee (the "Trustee"), a form of which has been previously filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture and the Debt Securities do not purport to be complete. These summaries are qualified in their entirety by reference to all of the provisions of the Indenture to which reference is hereby made for a full description of such provisions, including the definitions therein of certain terms and other information regarding the Debt Securities. Whenever particular sections or defined terms of the Indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference. Copies of the form of the Indenture are available for inspection during normal business hours at the principal executive offices of the Company, 9955 SE Washington, Suite 201 Portland, Oregon 97216.

GENERAL

     The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provides that Debt Securities may be issued from time to time in one or more series. The Prospectus Supplement will describe certain terms of any Debt Securities offered thereby, including
(i) the title of such Debt Securities; (ii) any limit on the aggregate principal amount of such Debt Securities and their purchase price; (iii) the date or dates on which such Debt Securities will mature; (iv) the rate or rates per annum (or manner in which interest is to be determined) at which such Debt Securities will bear interest, if any, and the date from which such interest, if any, will accrue; (v) the dates on which such interest, if any, on such Debt Securities will be payable and the regular record dates for such interest payment dates;
(vi) any mandatory or optional sinking fund or analogous provisions; (vii) additional provisions, if any, for the defeasance of such Debt Securities;
(viii) the date, if any, after which and the price or prices at which such Debt Securities may, pursuant to any optional or mandatory redemption or repayment provisions, be redeemed and the other detailed terms and provisions of any such optional or mandatory redemption or repayment provisions; (ix) whether such Debt Securities are to be issued in whole or in part in registered form represented by one or more registered global securities (a "Registered Global Security") and, if so, the identity of the depository for such Registered Global Security or Debt Securities; (x) certain applicable United States federal income tax consequences; (xi) any provisions relating to security for payments due under such Debt Securities; (xii) any provisions relating to the conversion or exchange of such Debt Securities into or for shares of Common Stock or Debt Securities of another series; (xiii) any provisions relating to the ranking of such Debt Securities in right of payment as compared to other obligations of the Company; (xiv) the denominations in which such Debt Securities are authorized to be issued; (xv) the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable; and (xvi) any other specific term of such Debt Securities, including any additional events of default or covenants provided for with respect to such Debt Securities, and any terms that may be required by or advisable under applicable laws or regulations.

CONVERSION RIGHTS

     The terms, if any, on which Debt Securities of any series may be exchanged for or converted into shares of Common Stock or Debt Securities of another series will be set forth in the Prospectus Supplement relating thereto.

     The conversion price will be subject to adjustment under certain conditions, including (i) the payment of dividends (and other distributions) in shares of Common Stock on any class of capital stock of the Company; (ii) subdivisions, combinations and reclassifications of the Common Stock; (iii) the issuance to all or substantially all holders of Common Stock of rights or warrants entitling them to subscribe for or purchase shares of Common Stock at a price per share (or having a conversion price per share) less than the then current market price; and (iv) distributions to all or substantially all holders of shares of Common Stock of evidences of indebtedness or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions not prohibited under the terms of the Indenture) of the Company, subject to the limitation that all adjustments by reason of any of the foregoing would not be made until they result in a cumulative change in the conversion price of at least 1%. No adjustments in the conversion price of the Debt Securities will be made for regular quarterly or other periodic or recurring cash dividends or distributions. In the event the Company shall effect any capital reorganization or reclassification of its shares of Common Stock or shall consolidate or merge with or into any trust or corporation (other than a consolidation or merger in which the Company is the surviving entity) or shall sell or transfer substantially all of its assets to any other trust or corporation, the holders of the Debt Securities of any series shall, if entitled to convert such Debt Securities at any time after such transaction, receive upon conversion thereof, in lieu of each share of Common Stock into which the Debt Securities of such series would have been convertible prior to such transaction, the same kind and amount of stock and other securities, cash or property as shall have been issuable or distributable in connection with such transaction wit respect to each share of Common Stock.

     A conversion price adjustment made according to the provisions of the Debt Securities of any series (or the absence of provisions for such an adjustment) might result in a constructive distribution to the holders of Debt Securities of such series or holders of shares of Common Stock that would be subject to taxation as a dividend. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Directors of the Company deems advisable to avoid or diminish any income tax to holders of shares of Common Stock resulting from any dividend or distribution of shares of Common Stock (or rights to acquire shares of Common Stock) or from any event treated as such for income tax purposes or for any other reason. The Board of Directors will also have the power to resolve any ambiguity or correct any error in the adjustments made pursuant to these provisions and its actions in so doing shall be final and conclusive.

     Fractional shares of Common Stock will not be issued upon conversion but, in lieu thereof, the Company will pay a cash adjustment based upon market price.

     The Holders of Debt Securities of any series at the close of business on an interest payment record date shall be entitled to receive the interest payable on such Debt Securities on the corresponding interest payment date notwithstanding the conversion thereof. However, Debt Securities surrendered for conversion during the period from the close of business on any record date for the payment of interest to the opening of business on the corresponding interest payment date must be accompanied by payment of an amount equal to the interest payable on such interest payment date. Holders of Debt Securities of any series who convert Debt Securities of such series on an interest payment date will receive the interest payable by the Company on such date and need not include payment in the amount of such interest upon surrender of such Debt Securities for conversion. Except as aforesaid, no payment or adjustment is to be made on conversion for interest accrued on the Debt Securities of any series or for dividends on shares of Common Stock.

OPTIONAL REDEMPTION

     The Debt Securities of any series may be subject to redemption as permitted or required by the terms of such Debt Securities on at least 30 days' prior notice by mail. The Indenture does not contain any provision requiring the Company to repurchase the Debt Securities of any series at the option of the Holders thereof in the event of a leveraged buyout, recapitalization or similar restructuring of the Company, even though the Company's creditworthiness and the market value of the Debt Securities may decline significantly as a result of such transaction. The Indenture does not protect Holders of the Debt Securities of any series against any decline in credit quality, whether resulting from any such transaction or from any other cause. The Company may at any time buy Debt Securities of any series on the open market.

SUBORDINATION

     The indebtedness evidenced by the Debt Securities of any series may be subordinated and junior in right of payment to the extent set forth in the Indenture to the prior payment in full of amounts then due or thereafter created on all Senior Indebtedness (as defined). The terms, if any, on which the Debt Securities of any series may be subordinated and junior in right of payment to the prior payment in full of amounts then due or thereafter created on all Senior Indebtedness will be set forth in the Prospectus Supplement relating thereto. No payment shall be made by the Company on account of principal of (or premium, if any) or interest on the Debt Securities of any series or on account of the purchase or other acquisition of Debt Securities of any series, if there shall have occurred and be continuing a default with respect to any Senior Indebtedness permitting the holders to accelerate the maturity thereof or with respect to the payment of any Senior Indebtedness, and such default shall be the subject of a judicial proceeding or the Company shall have received notice of such default from any holder of Senior Indebtedness, unless and until such default or event of default shall have been cured or waived or shall have ceased to exist. By reason of these provisions, in the event of default on any Senior Indebtedness, whether now outstanding or hereafter issued, payment of principal of (and premium, if any) and interest on the Debt Securities of any series may not be permitted to be made until such Senior Indebtedness is paid in full, or the event of default on such Senior Indebtedness is cured or waived.

     Upon any acceleration of the principal of the Debt Securities or any distribution of assets of the Company upon any receivership, dissolution, winding-up, liquidation, reorganization, or similar proceedings of the Company, whether voluntary or involuntary, or in bankruptcy or insolvency, all amounts due or to become due upon all Senior Indebtedness must be paid in full before the holders of the Debt Securities of any series or the Trustee are entitled to receive or retain any assets so distributed in respect of the Debt Securities. By reason of this provision, in the event of insolvency, holders of the Debt Securities of any series may recover less, ratably, than holders of Senior Indebtedness.

     "Senior Indebtedness" is defined to mean the principal, premium, if any, unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of Indebtedness (as defined) of the Company for money borrowed, whether any such Indebtedness exists as of the date of the Indenture or is created, incurred, assumed or guaranteed after such date. There is no limit on the amount of Senior Indebtedness that the Company may incur.

     "Indebtedness" with respect to any Person is defined to mean:

               (i) all indebtedness for money borrowed whether or not evidenced by a promissory note, draft or similar instrument;

               (ii) that portion of obligations with respect to leases that is properly classified as a liability on a balance sheet in accordance with generally accepted accounting principles;

               (iii) notes payable and drafts accepted representing extensions of credit;

               (iv) any balance owed for all or any part of the deferred purchase price or services which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof (except any such balance that constitutes (a) a trade payable or an accrued liability arising in the ordinary course of business or (b) a trade draft or note payable issued in the ordinary course of business in connection with the purchase of goods or services), if and to the extent such debt would appear as a liability upon a balance sheet of such person prepared in accordance with generally accepted accounting principles; and

               (v) any deferral, amendment, renewal, extension, supplement or refunding of any liability of the kind described in any of the preceding clauses
(i) through (iv);

provided, however, that, in computing the "Indebtedness" of any Person, there shall be excluded any particular indebtedness if, upon or prior to the maturity thereof, there shall have been deposited with a depositary in trust money (or evidence of indebtedness if permitted by the instrument creating such indebtedness) in the necessary amount to pay, redeem or satisfy such indebtedness as it becomes due, and the amount so deposited shall not be included in any computation of the assets of such Person.

DIVIDENDS, DISTRIBUTIONS AND ACQUISITIONS OF COMMON STOCK

     The Company will not (i) declare or pay any dividend, or make any distribution on its Common Stock to its stockholders (other than dividends or distributions payable in Common Stock of the Company) or (ii) purchase, redeem, or otherwise acquire or retire for value any of its Common Stock, or any warrants, rights, or options to purchase or acquire any shares of its Common Stock (other than the Debt Securities of any series or any other convertible indebtedness of the Company that is neither secured nor subordinated to the Debt Securities of any series), if at the time of such action an Event of Default has occurred and is continuing or would exist immediately after such action. The foregoing, however, will not prevent (i) the payment of any dividend within 60 days after the date of declaration when the payment would have complied with the foregoing provision on the date of declaration; or (ii) the Company's retirement of any of its Common Stock by exchange for, or out of the proceeds of the substantially concurrent sale of, other Common Stock.

ADDITIONAL COVENANTS

     Any additional covenants of the Company with respect to a series of the Debt Securities will be set forth in the Prospectus Supplement relating thereto.

MODIFICATION OF THE INDENTURE

     Under the Indenture, with certain exceptions, the rights and obligations of the Company with respect to any series of Debt Securities and the rights of Holders of such series may only be modified by the Company and the Trustee with the consent of the Holders of at least a majority in principal amount of the outstanding Debt Securities of such series. However, without the consent of each Holder of any Debt Securities affected, an amendment, waiver or supplement may not (i) reduce the principal of, or rate of interest on, any Debt Securities;
(ii) change the stated maturity date of the principal of, or any installment of interest on, any Debt Securities; (iii) waive a default in the payment of the principal amount of, or the interest on, or any premium payable on redemption of, any Debt Securities; (iv) change the currency for payment of the principal of, or premium or interest on, any Debt Securities; (v) impair the right to institute suit for the enforcement of any such payment when due; (vi) adversely affect any right to convert any Debt Securities; (vii) reduce the amount of outstanding Debt Securities necessary to consent to an amendment, supplement or waiver provided for in the Indenture; or (viii) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or waivers of past defaults, except as otherwise specified.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Except as otherwise set forth in the accompanying Prospectus Supplement, the following is a summary of certain provisions of the Indenture relating to events of default, notice and waiver.

     The following are Events of Default under the Indenture with respect to any series of Debt Securities: (i) default in the payment of interest on the Debt Securities of such series when due and payable, which continues for 30 days;
(ii) default in the payment of principal of (and premium, if any) on the Debt Securities when due and payable, at maturity, upon redemption or otherwise, which continues for five Business Days; (iii) failure to perform any other covenant of the Company contained in the Indenture or the Debt Securities of such series which continues for 60 days after written notice as provided in the Indenture; (iv) default under any bond, debenture or other Indebtedness (as defined in the Indenture) of the Company or any subsidiary if (a) either (x) such event of default results from the failure to pay any such Indebtedness at maturity or (y) as a result of such event of default, the maturity of such Indebtedness has been accelerated prior to its expressed maturity and such acceleration shall not be rescinded or annulled or the accelerated amount paid within 10 days after notice to the Company of such acceleration, or such Indebtedness having been discharged, and (b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal or interest thereon, or the maturity of which has been so accelerated, aggregates $5,000,000 or more; and (v) certain events of bankruptcy, insolvency or reorganization relating to the Company.

     If an Event of Default occurs and is continuing with respect to the Debt Securities of any series, either the Trustee or the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series may declare the Debt Securities due and payable immediately.

     The Company will not declare or pay any dividends or make any distribution to holders of its capital stock (other than dividends or distributions payable in capital stock of the Company) if at the time any of the aforementioned Events of Default has occurred and is continuing or would exist immediately after giving effect to such action, except for (i) the payment of any dividend within 60 days after the date of declaration when the payment would have complied with the foregoing provisions on the date of declaration; (ii) the retirement of any share of the Company's capital stock by exchange for, or out of the proceeds of the substantially concurrent sale (other than to a subsidiary) of, other shares of its capital stock.

     The Indenture provides that the Trustee will, within 90 days after the occurrence of any Default or Event of Default with respect to the Debt Securities of any series, give to the Holders of Debt Securities notice of all uncured Defaults and Events of Default known to it, but the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of such Holders, except in the case of a default in the payment of the principal of (or premium, if any) or interest on any of the Debt Securities of such series.

     The Indenture provides that the Holders of a majority in aggregate principal amount of the Debt Securities of any series then outstanding may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series. The right of a Holder to institute a proceeding with respect to the Indenture is subject to certain conditions precedent including notice and indemnity to the Trustee, but the Holder has an absolute right to receipt of principal of (and premium, if any) and interest on such Holder's Debt Securities on or after the respective due dates expressed in the Debt Securities, and to institute suit for the enforcement of any such payments.

     The Holders of a majority in principal amount of the outstanding Debt Securities of any series then outstanding may on behalf of the Holders of all Debt Securities of such series waive certain past defaults, except a default in payment of the principal of (or premium, if any) or interest on any Debt Securities of such series or in respect of certain provisions of the Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Debt Security of such series affected thereby.

     The Company will be required to furnish to the Trustee annually a statement of certain officers of the Company stating whether or not they know of any Default or Events of Default (as defined in the Indenture) and, if they have knowledge of a Default or Event of Default, a description of the efforts to remedy the same.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     The Indenture provides that the Company may merge or consolidate with, or sell or convey all, or substantially all, of its assets to any other trust or corporation, provided that (i) either the Company shall be the continuing entity, or the successor entity (if other than the Company) shall be any entity organized and existing under the laws of the United States or a state thereof or the District of Columbia (although it may, in truth, be owned by a foreign entity) and such entity shall expressly assume by supplemental indenture all of the obligations of the Company under the Debt Securities of any series and the Indenture; (ii) immediately after giving effect to such transactions, no Default or Event of Default shall have occurred and be continuing; and (iii) the Company shall have delivered to the Trustee an Officers' Certificate and opinion of counsel, stating that the transaction and supplemental indenture comply with the Indenture.

GLOBAL SECURITIES

     The Debt Securities may be issued in whole or in part in global form (the "Global Securities"). The Global Securities will be deposited with a depository (the "Depository"), or with a nominee for a Depository, identified in the Prospectus Supplement. In such case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor for such Depository or a nominee of such successor.

     The specific material terms of the depository arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the Prospectus Supplement. The Company anticipates that the following provisions will apply to all depository arrangements.

     So long as the Depository for a Global Security, or its nominee, is the registered owner of such Global Security, such Depository or such nominee as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the Indenture; provided, however, that for purposes of obtaining any consents or directions required to be given by the Holders of the Debt Securities, the Company, the Trustee and its agents will treat a person as the holder of such principal amount of Debt Securities as specified in a written statement of the Depository.

     Principal, premium, if any, and interest payments, if any, on Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made directly to the owners of beneficial interests of such Global Security, except as may be limited by the terms of the resolution of the Board of Directors of the Company that authorizes such series of Debt Securities.

     The Company expects that the depository for any Debt Securities represented by a Global Security, upon receipt of any payment of principal, premium, if any, or interest will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depository. The Company also expects that payments by participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names," and will be the responsibility of such participants.

     If the Depository for any Debt Securities represented by a Global Security is at any time unwilling or unable to continue as Depository and a successor Depository is not appointed by the Company within 90 days, the Company will issue each Debt Security in definitive form to the beneficial owners thereof in exchange for such Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Global Security or Securities representing such Debt Securities.

GOVERNING LAW

     The Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

                        DESCRIPTION OF PREFERRED STOCK

     The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in such Prospectus Supplement. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Charter and the Board of Directors' resolution relating to each series of the Preferred Stock which will be filed with the Commission and incorporated by reference to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Preferred Stock.

GENERAL

     The authorized capital stock of the Company consists of 80,000,000 shares of Common Stock, $.01 par value per share, and 1,000,000 shares of Preferred Stock, $.01 par value per share. See "Description of the Company's Capital Stock."

     Under the Charter, the Board of Directors of the Company is authorized to establish and issue, from time to time, up to 1,000,000 shares of Preferred Stock, in one or more series, with such dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preference as shall be stated in the resolution providing for the issue of a series of such stock, adopted, at any time or from time to time, by the Board of Directors of the Company.

     The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including: (i) the designation and stated value per share of such Preferred Stock and the number of shares offered; (ii) the amount of liquidation preference per share; (iii) the initial public offering price at which such Preferred Stock will be issued; (iv) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any; (v) any redemption or sinking fund provisions; (vi) any conversion rights; and (vii) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

     The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. Unless otherwise stated in a Prospectus Supplement relating to a particular series of the Preferred Stock, each series of the Preferred Stock will rank on a parity as to dividends and distributions of assets with each other series of the Preferred Stock. The rights of the holders of each series of the Preferred Stock will be subordinate to those of the Company's general creditors.

CERTAIN PROVISIONS OF THE CHARTER

     See "Description of the Company's Capital Stock" for a description of certain provisions of the Charter, including provisions which may have certain anti-takeover effects.

DIVIDEND RIGHTS

     Holders of shares of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds of the Company legally available therefor, cash dividends on such dates and at such rates as will be set forth in, or as are determined by the method described in the Prospectus Supplement relating to such series of the Preferred Stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of the Company on such record dates, fixed by the Board of Directors of the Company, as specified in the Prospectus Supplement relating to such series of Preferred Stock.

     Such dividends may be cumulative or noncumulative, as provided in the Prospectus Supplement relating to such series of Preferred Stock. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the holders of such series of Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company shall have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment dates. Dividends on the shares of each series of Preferred Stock for which dividends are cumulative will accrue from the date on which the Company initially issues shares of such series.

     So long as the shares of any series of the Preferred Stock shall be outstanding, unless (i) full dividends (including if such Preferred Stock is cumulative, dividends for prior dividend periods) shall have been paid or declared and set apart for payment on all outstanding shares of the Preferred Stock of such series and all other classes and series of Preferred Stock (other than Junior Stock, as defined below) and (ii) the Company is not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous fund for, any shares of Preferred Stock of such series or any shares of any other Preferred Stock of any class or series (other than Junior Stock), the Company may not declare any dividends on any shares of Common Stock or any other stock of the Company ranking as to dividends or distributions of assets junior to such series of Preferred Stock (the Common Stock and any such other stock being herein referred to as "Junior Stock"), or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund for, any shares of Junior Stock or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the Company, other than Junior Stock which is neither convertible into, nor exchangeable or exercisable for, any securities of the Company other than Junior Stock.

LIQUIDATION PREFERENCE

     In the event of any liquidation, dissolution or winding up of the Company, voluntary or involuntary, the holders of each series of the Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of assets or payment is made to the holders of Common Stock or any other shares of stock of the Company ranking junior as to such distribution or payment to such series of Preferred Stock, the amount set forth in the Prospectus Supplement relating to such series of the Preferred Stock. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the Preferred Stock of such series and such other shares of Preferred Stock will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the Preferred Stock of each series of the full preferential amounts of the liquidating distribution to which they are entitled, the holders of each such series of the Preferred Stock will be entitled to no further participation in any distribution of assets by the Company.

     If such payment shall have been made in full to all holders of shares of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes of stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

REDEMPTION

     A series of the Preferred Stock may be redeemable, in whole or from time to time in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series. Shares of the Preferred Stock redeemed by the Company will be restored to the status of authorized but unissued shares of preferred stock of the Company.

     In the event that fewer than all of the outstanding shares of a series of the Preferred Stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata (subject to rounding to avoid fractional shares) as may be determined by the Company or by any other method as may be determined by the Company in its sole discretion to be equitable. From and after the redemption date (unless the Company defaults in the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends shall cease to accumulate on the shares of the Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) shall cease.

     So long as any dividends on shares of any series of the Preferred Stock or any other series of preferred stock of the Company ranking on a parity as to dividends and distributions of assets with such series of the Preferred Stock are in arrears, no shares of any such series of the Preferred Stock or such other series of preferred stock of the Company will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and the Company will not purchase or otherwise acquire any such shares; provided, however, that the foregoing will not prevent the purchase or acquisition of such shares of Preferred Stock of such series or of shares of such other series of preferred stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series and, unless the full cumulative dividends on all outstanding shares of any cumulative Preferred Stock of such series and any other stock of the Company ranking on a parity with such series as to dividends and upon liquidation shall have been paid or contemporaneously are declared and paid for all past dividend periods, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of shares of Preferred Stock to be redeemed at the address shown on the stock transfer books of the Company. After the redemption date, dividends will cease to accrue on the shares of Preferred Stock called for redemption and all rights of the holders of such shares will terminate, except the right to receive the redemption price without interest.

CONVERSION RIGHTS

     The terms, if any, on which shares of Preferred Stock of any series may be exchanged for or converted (mandatorily or otherwise) into shares of Common Stock or another series of Preferred Stock will be set forth in the Prospectus Supplement relating thereto.

VOTING RIGHTS

     Except as indicated below or in a Prospectus Supplement relating to a particular series of the Preferred Stock, or except as required by applicable law, the holders of the Preferred Stock will not be entitled to vote for any purpose.

     So long as any shares of Preferred Stock remain outstanding, the Company shall not, without the consent or the affirmative vote of the holders of a majority of the shares of each series of Preferred Stock outstanding at the time given in person or by proxy, either in writing or at a meeting (such series voting separately as a class) (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to such series of Preferred Stock with respect to payment of dividends, or the distribution of assets on liquidation, dissolution or winding up or reclassifying any authorized stock of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares and (ii) to repeal, amend or otherwise change any of the provisions applicable to the Preferred Stock of such series in any manner which materially and adversely affects the powers, preferences, voting power or other rights or privileges of such series of the Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Preferred Stock or the creation or issuance of other series of Preferred Stock, or any increase in the amount of authorized shares of such series or of any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

TRANSFER AGENT AND REGISTRAR

     The transfer agent, dividend and redemption price disbursement agent and registrar for shares of each series of the Preferred Stock will be set forth in the Prospectus Supplement relating thereto.

                             PLAN OF DISTRIBUTION

     The Company may sell Securities in any of three ways: (i) through underwriting syndicates represented by one or more managing underwriters, or by one or more underwriters without a syndicate; (ii) through agents designated from time to time; and (iii) directly to investors. The names of any underwriters or agents of the Company involved in the sale of the Securities in respect of which this Prospectus is being delivered and any applicable commissions or discounts will be set forth in the Prospectus Supplement. The net proceeds to the Company from each such sale will also be set forth in the Prospectus Supplement.

     Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with or perform services for the Company in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the Securities offered hereby will be passed upon for the Company by Latham & Watkins, Los Angeles, California.

                                    EXPERTS

     The financial statements of Assisted Living Concepts Group (the predecessor of the Company) for the eleven months ended November 30, 1994 and of the Company for the one month ended December 31, 1994, incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1996 of the Company have been so incorporated by reference in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Assisted Living Concepts, Inc. as of December 31, 1996 and 1995 and for the years then ended have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

================================================================================
NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.



                            ______________________



                               TABLE OF CONTENTS

                                                                            PAGE

AVAILABLE INFORMATION................................................        2
FORWARD LOOKING STATEMENTS...........................................        2
DOCUMENTS INCORPORATED BY REFERENCE..................................        2
RISK FACTORS.........................................................        4
THE COMPANY..........................................................        9
RATIO OF EARNINGS TO FIXED CHARGES...................................       10
USE OF PROCEEDS......................................................       10
DESCRIPTION OF THE COMPANY'S CAPITAL
  STOCK..............................................................       10
DESCRIPTION OF DEBT SECURITIES.......................................       14
DESCRIPTION OF PREFERRED STOCK.......................................
PLAN OF DISTRIBUTION.................................................       23
LEGAL MATTERS........................................................       23
EXPERTS..............................................................       23





                                ASSISTED LIVING
                                CONCEPTS, INC.


                                  SECURITIES



                              ___________________

                                  PROSPECTUS
                              ___________________



                              SEPTEMBER    , 1997


================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Set forth below is an estimate of the fees and expenses to be incurred in connection with the issuance and distribution of the Securities registered hereby.

     Securities and Exchange Commission Registration Fee..  $ 45,450
     American Stock Exchange Listing Fee..................    15,000
     Blue Sky Fees and Expenses...........................     5,000
     Legal Fees and Expenses..............................   100,000
     Accounting Fees......................................    35,000
     Printing and Engraving Costs.........................    40,000
     Trustee's Fees and Expenses..........................    20,000
     Miscellaneous Expenses...............................    14,550

          Total...........................................  $275,000

     All of the costs identified above will be paid by the Company

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Articles of Incorporation provide that a director or officer of the Company shall not be personally liable to the Company or its stockholders for damages for any breach of fiduciary duty as a director or officer, except for liability for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of distributions in violation of Nevada Revised Statutes 78.300. In addition, Nevada Revised Statutes 78.751 and Article III, Section 13 of the Company's By-Laws, under certain circumstances, provide for the indemnification of the Company's officers, directors, employees, and agents against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but that description is qualified in its entirety by reference to Article III, Section 13 of the Company's By-Laws.

     In general, any officer, director, employee or agent shall be indemnified against expenses including attorneys' fees, fines, settlements, or judgments which were actually and reasonably incurred in connection with a legal proceeding, other than one brought by or on behalf of the Company, to which he was a party as a result of such relationship, if he acted in good faith, and in the manner he believed to be in or not opposed to the Company's best interest and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. If the action or suit is brought by or on behalf of the Company, the person to be indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the Company's best interest. No indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction, determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Any indemnification under the previous paragraphs, unless ordered by a court or advanced as provided in the succeeding paragraph, must be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made (i) by the stockholders, (u) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding, (iii) if a majority vote of a quorum of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion or (iv) if a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion. To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the previous paragraph, or in defense of any claim, issue or matter therein, he must be indemnified by the Company against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

     Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Company as authorized by the By-Laws. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

     The indemnification and advancement of expenses authorized in or ordered by a court as provided in the foregoing paragraphs does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the Articles of Incorporation or any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court as described in the third preceding paragraph or for advancement of expenses made as described in the next preceding paragraph, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. If a claim for indemnification or payment of expenses under Article III, Section 13 of the By-Laws is not paid in full within ninety
(90) days after a written claim therefor has been received by the Company, the claimant may file suit to recover the unpaid amount of such claim, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Company shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

     The Board of Directors may authorize, by a vote of a majority of a quorum of the Board of Directors, the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of Article III, Section 13 of the By-Laws. The Board of Directors may authorize the Company to enter into a contract with any person who is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another partnership, joint venture, trust or other enterprise providing for indemnification rights equivalent to or, if the Board of Directors so determines, greater than those provided for in Article III, Section 13 of the By-Laws.

     The Company has also purchased insurance for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors and officers of the Company.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     EXHIBIT NO.                       DESCRIPTION OF EXHIBIT
     -----------                       ----------------------

         1.1        Form of Underwriting Agreement (filed herewith).

         2.1        Merger Agreement between the Company and CCL Sub, Inc.
                    (incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form S-1, File No.
                    33-83938).

     EXHIBIT NO.                       DESCRIPTION OF EXHIBIT
     -----------                       ----------------------
         2.2        Agreement and Plan of Corporate Separation and
                    Reorganization between Concepts In Community Living, Inc.
                    and Keren Wilson (Incorporated by reference to the same
                    titled exhibit to the Company's Registration Statement on
                    Form S-1, File No. 33-83938).

         2.3 Assignment, Bill of Sale, License, and Assumption Agreement between Concepts In Community Living, Inc., and CCL Sub,
                    Inc. (Incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form S-1, File
                    No. 33-83938.

         2.4        Purchase Agreement between the Company and Lincoln City
                    Limited Partnership (Incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form S-1, File No. 33-83938).

         2.5        Letter Purchase Agreement between the Company and Madras
                    Senior Residence, LRW partners, Keren Brown Wilson and
                    Joseph Hughes (Incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form S-1,
                    File No. 33-83938).

         3.1 Articles of Incorporation of the Company (Incorporated by reference to the same titled exhibit to the Company's
                    Registration Statement on Form S-1, File No. 33-83938).

         3.2 By laws of the Company (Incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form S-1, File No. 33-83938).

         4.1 Indenture, dated as of August 15, 1995, between the Company and Harris Trust and Savings Bank, as Trustee, in respect of the Company's 7.0% Convertible Subordinated Debentures due
                    2005. (Incorporated by reference to the same titled exhibit to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1995, File No. 1-83938).

         4.2        Form of 7.0% Convertible Subordinated Debentures due 2005
                    (Incorporated by reference to the same titled exhibit to the Company Quarterly Report on Form 10-Q for the period ended
                    September 30, 1995, File No. 1-83938).

         4.3 Registration Rights Agreement dated August 2, 1995 between the Company and the Purchasers of its 7% Convertible
                    Subordinated Debentures due 2005 (Incorporated by reference to the same titled exhibit to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1995, File
                    No. 1-83938).

         4.4        Form of Indenture between the Company and Harris Trust and
                    Savings Bank with respect to the Debt Securities that are, among other things, the subject of this Registration
                    Statement (filed herewith).

         4.5        Rights Agreement dated as of June 12, 1997, between Assisted
                    Living Concepts, Inc. and American Stock Transfer & Trust
                    Company, as Rights Agent, which includes the form of Certificate of Resolution Establishing Designations,
                    Preferences and Rights of Series A Junior Participating
                    Preferred Stock of Assisted Living Concepts, Inc. as
                    Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as
                    Exhibit C (Incorporated by reference to the same titled exhibit to the Company's Current Report on Form 8-K, dated
                    July 24, 1997, File No. 1-83938).

         5.1 Opinion of Latham & Watkins regarding legality (filed herewith).

        12.1 Computation of Ratio of Earnings to Fixed Charges (filed herewith).


     EXHIBIT NO.                       DESCRIPTION OF EXHIBIT
     -----------                       ----------------------
         23.1       Consent of Latham & Watkins with respect to opinion on
                    legality (included in Exhibit 5.1).

         23.2       Consent of Price Waterhouse LLP (filed herewith).

         23.3       Consent of KPMG Peat Marwick LLP (filed herewith).

         24.1       Power of Attorney (included on Page II-6).

         25.1 Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the Trustee (filed herewith).

ITEM 17.  UNDERTAKINGS.

       (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

       (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c)   The undersigned Registrant hereby undertakes that:

       (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

       (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (d) The undersigned registrant hereby undertakes to deliver or caused to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirement of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

       (e)   The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1993;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             Provided, however, that paragraphs (e)(1)(i) and (e)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Portland, State of Oregon on the 11th day of September 1997.

                                   ASSISTED LIVING CONCEPTS, INC.


                                   By:   /s/ WILLIAM MCBRIDE III
                                         ----------------------------------
                                         William McBride III
                                         Chairman of the Board of Directors
                                         and Chief Executive Officer


                               POWER OF ATTORNEY

          Each person whose signature appears below constitutes and appoints William McBride III, Keren B. Wilson and Stephen J. Gordon and all or any of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments and any Registration Statement pursuant to Rule 462(b)), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated:

        Signatures                 Title                          Date
        ----------                 -----                          ----

                             Chairman of the                September 11, 1997
   /s/ WILLIAM MCBRIDE III   Board of Directors and Chief
   -----------------------   Executive Officer
    William McBride III      (Principal Executive Officer)


   /s/ KEREN B. WILSON       Director, President and        September 11, 1997
   -----------------------   Chief Operating Officer
    Keren B. Wilson


   /s/ STEPHEN GORDON        Chief Administrative Officer   September 11, 1997
   ------------------------  and Chief Financial Officer
    Stephen Gordon

   /s/ RHONDA S. MARSH       Chief Accounting Officer and   September 11, 1997
   ------------------------  Controller
   Rhonda S. Marsh


   /s/ GLORIA CAVANAUGH      Director                       September 11, 1997
   ------------------------
    Gloria Cavanaugh


   /s/ RICHARD C. LADD
   ------------------------  Director                       September 11, 1997
    Richard C. Ladd



   /s/ BRADLEY C. RAZOOK     Director                       September 11, 1997
   ------------------------
    Bradley C. Razook


                                EXHIBITS INDEX

     EXHIBIT NO.                DESCRIPTION OF EXHIBIT                  PAGE
     -----------                ----------------------                  ----

         1.1        Form of Underwriting Agreement (filed herewith).

         2.1        Merger Agreement between the Company and CCL Sub,
                    Inc. (incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form S-1, File No. 33-83938).

         2.2        Agreement and Plan of Corporate Separation and
                    Reorganization between Concepts In Community
                    Living, Inc. and Keren Wilson (Incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form S-1, File
                    No. 33-83938).

         2.3        Assignment, Bill of Sale, License, and Assumption
                    Agreement between Concepts In Community Living,
                    Inc., and CCL Sub, Inc. (Incorporated by reference to the same titled exhibit to the Company's
                    Registration Statement on Form S-1, File No.
                    33-83938.

         2.4        Purchase Agreement between the Company and Lincoln
                    City Limited Partnership (Incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form S-1, File
                    No. 33-83938).

         2.5        Letter Purchase Agreement between the Company and
                    Madras Senior Residence, LRW partners, Keren Brown
                    Wilson and Joseph Hughes (Incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form S-1, File
                    No. 33-83938).

         3.1        Articles of Incorporation of the Company
                    (Incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form S-1, File No. 33-83938).

         3.2 By laws of the Company (Incorporated by reference to the same titled exhibit to the Company's
                    Registration Statement on Form S-1, File No.
                    33-83938).

         4.1 Indenture, dated as of August 15, 1995, between the Company and Harris Trust and Savings Bank, as
                    Trustee, in respect of the Company's 7.0%
                    Convertible Subordinated Debentures due 2005.
                    (Incorporated by reference to the same titled exhibit to the Company's Quarterly Report on Form
                    10-Q for the period ended September 30, 1995, File
                    No. 1-83938).

         4.2 Form of 7.0% Convertible Subordinated Debentures due 2005 (Incorporated by reference to the same titled exhibit to the Company Quarterly Report on Form 10-Q for the period ended September 30, 1995,
                    File No. 1-83938).

         4.3        Registration Rights Agreement dated August 2, 1995
                    between the Company and the Purchasers of its 7%
                    Convertible Subordinated Debentures due 2005
                    (Incorporated by reference to the same titled exhibit to the Company's Quarterly Report on Form
                    10-Q for the period ended September 30, 1995, File
                    No. 1-83938).

         4.4        Form of Indenture between the Company and Harris
                    Trust and Savings Bank with respect to the Debt
                    Securities that are, among other things, the subject of this Registration Statement (filed herewith).

     EXHIBIT NO.                DESCRIPTION OF EXHIBIT                  PAGE
     -----------                ----------------------                  ----

         4.5 Rights Agreement dated as of June 12, 1997, between Assisted Living Concepts, Inc. and
                    American Stock Transfer & Trust Company, as Rights
                    Agent, which includes the form of Certificate of Resolution Establishing Designations, Preferences and Rights of Series A Junior Participating
                    Preferred Stock of Assisted Living Concepts, Inc.
                    as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase
                    Preferred Shares as Exhibit C (Incorporated by reference to the same titled exhibit to the Company's Current Report on Form 8-K, dated July
                    24, 1997, File No. 1-83938).

         5.1 Opinion of Latham & Watkins regarding legality (filed herewith).

         12.1 Computation of Ratio of Earnings to Fixed Charges (filed herewith).

         23.1 Consent of Latham & Watkins with respect to opinion on legality (included in Exhibit 5.1).

         23.2       Consent of Price Waterhouse LLP (filed herewith).

         23.3       Consent of KPMG Peat Marwick LLP (filed herewith).

         24.1       Power of Attorney (included on Page II-6).

         25.1       Form T-1 Statement of Eligibility and
                    Qualification under the Trust Indenture Act of
                    1939 of the Trustee (filed herewith).